EXHIBIT 99.1

FOR IMMEDIATE RELEASE
TUESDAY, JULY 23, 2002

HOTELS.COM REPORTS $0.38 ADJUSTED EPS FOR Q2
Growth Rate Is Accelerating: Revenue up 66% in Q2 vs. 57% in Q1;
Room Nights up 83% in Q2 vs. 76% in Q1

DALLAS, TX, July 23, 2002 — Hotels.com (Nasdaq: ROOM), the largest specialized provider of discount lodging worldwide, today announced record levels of revenue, adjusted EBITDA, and adjusted earnings per share for the 2nd quarter of 2002.

2nd Quarter 2002 Highlights:

•	Revenue: $229.7 mm in Q2 ‘02 vs. $138.3 mm in Q2 ‘01, up 66.1%

•	Adjusted EBITDA: $32.9 mm in Q2 ‘02 vs. $21.0 mm in Q2 ‘01, up 56.5%

•	Adjusted EPS, diluted: $0.38 in Q2 ‘02 vs. $0.26 in Q2 ‘01, up 44.5%

•	Growth rate is accelerating: Revenue up 66.1% in Q2 vs. 57.4% growth in Q1

•	Room nights sold: 1.9 mm, up 82.8% in Q2 vs. 76.2% growth in Q1

Financial Data[1]	3 Months Ended:			6 Months Ended:
			%			%
($ Millions, except EPS and share data)	6/30/02	6/30/01	Change	6/30/02	6/30/01	Change

Revenue	229.7	138.3	66.1%	395.4	243.6	62.3%
Gross Profit	68.6	43.0	59.7%	120.9	74.5	62.2%
Adjusted EBITDA	32.9	21.0	56.5%	58.6	36.8	59.3%
Adjusted Net Income	22.1	15.0	47.3%	39.5	26.9	46.6%
Adjusted EPS, Diluted	$0.38	$0.26	44.5%	$0.68	$0.47	42.9%
Net Income[1]	18.8	4.7	305.0%	31.8	6.5	389.0%
Earnings Per Share, Diluted[1]	$0.32	$0.08	297.3%	$0.54	$0.11	376.6%
Wgtd. Avg. Shares O/S, Diluted	58,537,000	57,418,000	1.9%	58,491,000	57,006,000	2.6%

Other Data
Room Nights Sold (net of cancellations)[2]	1,883,000	1,030,000	82.8%	3,291,000	1,829,000	79.9%
Average Daily Rate[2]	$118.95	$129.65	-8.3%	$117.55	$128.91	-8.8%
Markets Served[2]	243	146	66.4%	243	146	66.4%
US markets[2]	154	111	38.7%	154	111	38.7%
International markets[2]	89	35	154.3%	89	35	154.3%
Properties Under Contract[2]	6,467	3,374	91.7%	6,467	3,374	91.7%
Affiliates	28,340	20,857	35.9%	28,340	20,857	35.9%

1 Refer to Note 4 to Condensed Statement of Operations
2 Pertains to net rate lodging contracts only

For the 2nd quarter ended June 30, 2002, Hotels.com increased its revenue by 66.1% to $229.7 million from $138.3 million a year earlier. Adjusted EBITDA (defined as income from operations plus non-cash marketing and distribution expense, amortization of goodwill, and depreciation and other amortization) increased 56.5% to $32.9 million from $21.0 million, while Adjusted Net Income (which excludes all non-cash expenses including depreciation and amortization, amortization of goodwill, non-cash marketing and distribution expenses, and the related tax effects of these non-cash items) increased 47.3% to $22.1 million from $15.0 million. Adjusted EPS, diluted, increased by 44.5% to $0.38 from $0.26. Net income increased by 305.0% to $18.8 million from $4.7 million, and earnings per share increased by 297.3% to $0.32 from $0.08. Weighted average shares outstanding, on a fully diluted basis, increased 1.9% to 58,537,000 from 57,418,000.

For the 6 months ended June 30, 2002, Hotels.com increased its revenue by 62.3% to $395.4 million from $243.6 million a year earlier. Adjusted EBITDA increased 59.3% to $58.6 million from $36.8 million, while Adjusted Net Income increased 46.6% to $39.5 million from $26.9 million. Adjusted EPS, diluted, increased by 42.9% to $0.68 from $0.47. Net income increased by 389.0% to $31.8 million from $6.5 million, and earnings per share increased by 376.6% to $0.54 from $0.11. Weighted average shares outstanding, on a fully diluted basis, increased 2.6% to 58,491,000 from 57,006,000.

Growth Rate Is Accelerating

Bob Diener, president of Hotels.com, said: “Our growth rate accelerated significantly during the second quarter. Revenue grew by 66% in Q2, compared to a growth rate of 57% in Q1. Also, room nights sold grew by 83% in Q2 compared to 76% in Q1. This is a very strong performance in an otherwise sluggish hotel market. A big reason for this was the successful March 25th launch of our new website and brand, hotels.com.”

“After only 90 days,” he continued, “hotels.com became the 7th most visited travel site for the week ended June 30th, according to Nielsen/Netratings. hotels.com now produces up to 20% of our total daily bookings, and we expect both the dollar amount and the percentage of total bookings to continue to increase. Next year, we expect that our total direct business, including hotels.com, our other company websites, and our direct call center business, will reach 50% of our total business, compared to just 41% currently.”

“The surge in business from hotels.com resulted from a very effective advertising and marketing campaign, including television, print media, online advertising, and PR,” he continued. “Our ads clearly emphasize our great values and tremendous selection, and feature both our easy-to-remember brand name, hotels.com, and our memorable new phone number, 1-800-2-HOTELS. Traffic to the new site and to our call centers increased steadily throughout the quarter, and the pace of bookings followed suit.”

David Litman, chairman and chief executive officer, added, “Not only did we increase sales from hotels.com, but we did so in our characteristic cost-effective way. That is, we generated positive incremental EBITDA from hotels.com, even after absorbing the extra advertising expense required to launch the brand. Total advertising for the quarter was $8.9 million, including advertising specifically related to the launch of hotels.com, which compares to $4.6 million in Q1 of 2002 and $2.4 million Q2 of 2001.”

“In addition to our marketing,” he added, “our growth in the quarter is attributable to a wealth of new features on the hotels.com site itself that make it better and easier for consumers. Some examples include (a) detailed proximity searching by location or landmark, (b) searching by property features and amenities, (c) improved property descriptions and photos, (d) improved maps, and (e) better merchandising of vacation rental properties, among dozens of other enhancements. As a result, the conversion rate of shoppers to buyers on hotels.com is up by nearly 30% vs. our earlier site, www.hoteldiscount.com.”

Bob Diener added, “The growth of hotels.com was not the only excitement for the quarter, however. We had a record quarter with our partner Travelocity, and also we signed on several significant new affiliates such as Continental Airlines and US Airways. Also, we will begin to offer the new hotels.com technology platform to our affiliates during the 4th quarter of this year. We expect our affiliates to experience an increase in their sales conversion rate with no increase in marketing expense. This is one example of the benefits of being affiliated with a progressive company such as Hotels.com.”

International Markets: 133% Growth

The company also experienced 133% growth in 2nd quarter revenue from properties located outside the United States. Revenue from hotels and vacation rental properties in Europe, Canada, Mexico, the Caribbean and Asia was $27.9 million in the 2nd quarter of 2002, comprising 12.2% of total revenue, compared to $12.0 million and 8.7% of total revenue in the 2nd quarter of 2001.

Mr. Litman commented, “We see enormous growth potential in international markets, both from expanding our international lodging supply and also by expanding our international customer base. On the supply side, our international lodging base increased to over 1,200 properties under contract from less than half of this a year ago.

“In terms of demand, we have hundreds of existing affiliate relationships with international partners in many countries and are continuing to sign on additional partners. During the second quarter, we also launched www.hotels.co.uk as a direct company-owned site to increase our direct business with customers in the important U.K. market.”

Vacation Rentals: 124% Growth

Revenue from the company’s vacation rental category, which compliments its domestic and international hotel categories, grew at 124% on a year-over-year basis in the second quarter. Revenue from vacation rentals — which includes condominiums, timeshares, vacation homes and others — reached $6.5 million and 2.9% of total revenue in Q2 of 2002, compared to $2.9 million and 2.1% of total revenue in Q2, 2001.

Mr. Diener commented, “Vacation rentals have become an important and growing business for Hotels.com since we entered the category less than two years ago. Consumers are increasingly attracted to these products due to the tremendous value they provide for the dollar, especially for families and other customers that want more living space, kitchens, extra bedrooms and other features during longer stays and extended vacations.”

He added, “Also, suppliers of these products are enthusiastically supporting Hotels.com, as evidenced by the fact that we now have over 550 vacation rental properties available in more than 85 markets throughout the U.S. and Europe. We expect the number of vacation rental properties under contract to grow by another 50% or more by the end of 2002.”

Financial Trends

On January 28, 2002 Hotels.com publicly released its 2002 budget for revenue, adjusted EBITDA and adjusted EPS. Based upon actual results achieved in the first and second quarters, and also based upon current business trends and the company’s current plans for the remainder of 2002, Hotels.com is trending towards exceeding its budgeted 2002 revenue by 21%, its budgeted 2002 adjusted EBITDA by 24%, and its budgeted 2002 adjusted EPS by 20%. The company’s sequential growth in revenue from Q2 to Q3 is trending towards 9%, and its sequential growth in revenue from Q3 to Q4 is trending towards 16%.

These figures do not include the impact of future acquisitions, if any.

Conference Call

Hotels.com management will host a live conference call today at 11:00 am Eastern Time. The conference call will be webcast live on the Investor Relations section of the company’s web site at www.hotels.com. To listen to the call, log on to the company’s website at least 15 minutes early to register, download and install any necessary audio software. The call will also be available via telephone by dialing (785) 832-1077, access code HOTEL. An audio archive of the conference call may be accessed at the company’s website.

This news release contains “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. The company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the company’s anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described under the section “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2001 (which is available upon request from the company or on the company’s website, www.hotels.com, under the heading “Investor Relations”) may affect the future results of the company and cause those results to differ materially from those expressed in the forward-looking statements; material adverse changes in the economic conditions in the company’s markets including as a result of terrorist actions; future regulatory actions and conditions in the company’s operating areas; competition from others; product demand and market acceptance; the ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms; and the ability to obtain and retain key executives and employees. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason.

GENERAL and ANALYST INQUIRIES	MEDIA INQUIRIES
Molly Branch Director of Investor Relations Hotel Reservations Network 214-361-7311, ext. 1331 mbranch@hotels.com	Lois Fuhr Fuhr & Associates 206-236-0606 lfuhr@fuhrassoc.com

— FINANCIAL TABLES FOLLOW —

HOTELS.COM
Condensed Statement of Income
(Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,

	2002	2001	2002	2001

Revenues	$229,715	$138,302	$395,428	$243,588
Cost of revenues	161,124	95,349	274,521	169,063

Gross profit	68,591	42,953	120,907	74,525
Operating expenses:
Selling general & administrative	35,737	21,959	62,258	37,710
Non-cash marketing and distribution expenses(3)	4,036	4,733	10,108	8,664
Amortization of goodwill(4)	—	11,783	—	22,783
Depreciation	518	254	950	436
Amortization — other	778	141	1,300	254

Total operating expenses	41,069	38,870	74,616	69,847

Income from operations	27,522	4,083	46,291	4,678
Interest & other income, net	1,452	2,291	2,583	4,948

Income before income tax	28,974	6,374	48,874	9,626
Provision for income tax	10,141	1,724	17,106	3,130

Net Income	$18,833	$4,650	$31,768	$6,496

Net income per share (basic)	$0.33	$0.08	$0.55	$0.12

Net income per share (diluted)	$0.32	$0.08	$0.54	$0.11

Weighted average shares outstanding (basic)	57,721	56,385	57,626	55,895

Weighted average shares outstanding (diluted)	58,537	57,418	58,491	57,006

Adjusted EBITDA(1)	$32,855	$20,994	$58,649	$36,816

Adjusted income excluding certain Non-Cash charges(2):
Income before income tax	$28,974	$6,374	$48,874	$9,626
Adjustment for non-cash and non-recurring expenses:
Depreciation	518	254	950	436
Amortization — other	778	141	1,300	254
Amortization of goodwill(4)	—	11,783	—	22,783
Non-cash marketing and distribution expenses(3)	4,036	4,733	10,108	8,664

Total non-cash expenses	5,332	16,911	12,358	32,137

Adjusted pre-tax income before non-cash expense	34,306	23,285	61,232	41,763

Provision for income tax	12,179	8,266	21,737	14,826

Adjusted net income(2)	$22,127	$15,019	$39,495	$26,937

Adjusted EPS Excluding Certain Non-Cash Charges (basic)(2)	$0.38	$0.27	$0.69	$0.48

Adjusted EPS Excluding Certain Non-Cash Charges (diluted)(2)	$0.38	$0.26	$0.68	$0.47

Weighted average shares outstanding (basic)	57,721	56,385	57,626	55,895

Weighted average shares outstanding (diluted)	58,537	57,418	58,491	57,006

Notes:

(1)	EBITDA is defined as income from operations plus non-cash marketing and distribution expenses, amortization of goodwill, and depreciation and other amortization.
(2)	Adjusted Net Income and Adjusted EPS information is presented for informational purposes only and should not be considered as a substitute for the historical financial information presented in accordance with generally accepted accounting principles.
(3)	Non-cash marketing and distribution expense for the six months ending June 30, 2002 includes amortization of warrants issued to affiliates, and non-cash marketing expense of $0.9 million related to television advertising on USA Networks.
(4)	In 2002, the Company adopted FAS 142 which precludes amortization of goodwill. Therefore, the pretax income, net income, and earnings per share for 2001 are not directly comparable to 2002 because of the non-amortization of goodwill and the related tax effect.

HOTELS.COM
Selected Balance Sheet Data
(Unaudited)
(In thousands)

	June 30,	June 30,
	2002	2001

Cash & cash equivalents	$46,825	$121,841
Short-term investments held for sale	305,289	95,642
Fixed assets, net	11,121	7,569
Accounts payable	79,485	60,454
Deferred revenue	93,378	60,950